Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT , MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO MILLENDO THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

License Agreement

This Agreement is entered into with effect as of the Effective Date (as defined below)

by and between

F. Hoffmann-La Roche Ltd

with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and

Hoffmann-La Roche Inc.

with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A.   (“Roche US”; Roche Basel and Roche US together referred to as “Roche”)

on the one hand

and

Millendo Therapeutics, Inc.

with an office and place of business at 301 N. Main St., Suite 100 Ann Arbor, MI 48104, USA (“Millendo”),

on the other hand.

Table of Contents

1.	Definitions		1
	1.1	Affiliate	1
	1.2	Agreement	1
	1.3	Agreement Term	1
	1.4	Applicable Law	1
	1.5	Business Day	2
	1.6	Calendar Quarter	2
	1.7	Calendar Year	2
	1.8	Change of Control	2
	1.9	Clinical Study	2
	1.10	Combination Product	2
	1.11	Commercially Reasonable Efforts	2
	1.12	Completion	3
	1.13	Compound(s)	3
	1.14	Confidentiality Agreement	3
	1.15	Confidential Information	3
	1.16	Continuation Election Notice	3
	1.17	Control	3
	1.18	Cover	4
	1.19	Development Plan	4
	1.20	Effective Date	4
	1.21	EU	4
	1.22	Expert	4
	1.23	FDA	4
	1.24	FDCA	4
	1.25	Field	4
	1.26	Filing	4
	1.27	First Commercial Sale	5
	1.28	Handle	5
	1.29	HSR	5
	1.30	Housemark	5
	1.31	IFRS	5
	1.32	IMS	5
	1.33	IND	5
	1.34	Initiation	5
	1.35	Insolvency Event	5
	1.36	Invention	6
	1.37	IPO	6
	1.38	Know-How	6
	1.39	Millendo Know-How	6
	1.40	Millendo Patent Rights	6
	1.41	Net Proceeds	6
	1.42	Net Sales	6
	1.43	Partner	7
	1.44	Partner Agreement	7
	1.45	Party	7
	1.46	Patent Rights	7
	1.47	Phase I Study	7
	1.48	Phase II Study	7
	1.49	Phase III Study	7

	1.50	Product	7
	1.51	Regulatory Approval	8
	1.52	Regulatory Authority	8
	1.53	Regulatory Exclusivity	8
	1.54	Roche Know-How	8
	1.55	Roche Patent Rights	8
	1.56	Royalty Term	8
	1.57	Sublicensee	8
	1.58	Territory	8
	1.59	Third Party	8
	1.60	Transaction Costs	9
	1.61	US	9
	1.62	US$	9
	1.63	Valid Claim	9
	1.64	Additional Definitions	9
2.	Grant of License		10
	2.1	Exclusive License	10
	2.2	Right to Sublicense to its Affiliates	10
	2.3	Right to enter into Partner Agreements	10
	2.4	Sub-Contractors	11
	2.5	Retained Rights	11
3.	Alliance Managers and Technology Transfer		11
	3.1	Alliance Managers	11
	3.2	Additional Roche Know-How Transfer	11
	3.3	Transfer of Compound	11
	3.4	No Further Obligations	11
4.	Diligence		11
5.	Development		12
	5.1	Responsibility	12
	5.2	Conduct of the Development Plan	12
	5.3	Reporting	12
6.	Supply		12
	6.1	Clinical and Non-Clinical Supply of Product	12
	6.2	Commercial Supply of Product	12
7.	Regulatory		12
	7.1	Responsibility	12
8.	Commercialization		12
	8.1	Responsibility	12
	8.2	Reporting and Updates	13
9.	Payment		13
	9.1	Upfront Payment	13
	9.2	Development Event Payments	13
	9.3	Sales Based Events	13
	9.4	Royalty Payments	14
	9.5	Combination Product	14
	9.6	Expert Committee	15
	9.7	Partner Agreements	15
10.	Accounting and reporting		16
	10.1	Timing of Payments	16
	10.2	Late Payment	16
	10.3	Method of Payment	16
	10.4	Currency Conversion	16

	10.5	Reporting	17
11.	Taxes		17
12.	Auditing		17
	12.1	Roche Right to Audit	17
	12.2	Audit Reports	18
	12.3	Over-or Underpayment	18
13.	Intellectual Property		18
	13.1	Ownership of Inventions and Know-How	18
	13.2	Trademarks and INN	18
	13.3	Prosecution of Roche Patent Rights	19
	13.4	Prosecution of Millendo Patent Rights	19
	13.5	Abandonment of Patent Rights	19
	13.6	Infringement	19
	13.7	Defense	20
	13.8	Common Interest Disclosures	21
	13.9	Hatch-Waxman	21
	13.10	Patent Term Extensions	21
14.	Representations and Warranties (Zugesicherte Eigenschaften)		22
	14.1	Mutual representations and warranties	22
	14.2	Roche Representations and Warranties	22
	14.3	Millendo Representations and Warranties	22
	14.4	Limitations	23
	14.5	Disclaimer	23
15.	Indemnification		23
	15.1	Roche indemnification	23
	15.2	Millendo indemnification	23
	15.3	Procedure	23
16.	Liability		24
	16.1	Disclaimer	24
	16.2	Limitation of Liability	24
17.	Obligation Not to Disclose Confidential Information		24
	17.1	Non-Use and Non-Disclosure	24
	17.2	Permitted Disclosure	24
	17.3	Press Releases	24
	17.4	Publications	25
	17.5	Commercial Considerations	25
	17.6	Prior Confidentiality Agreement.	26
18.	Term and Termination		26
	18.1	Commencement and Term	26
	18.2	Termination	26
	18.3	Consequences of Termination	27
	18.4	Obligations Related to Ongoing Activities	28
	18.5	Obligations Related to Manufacturing	28
	18.6	Ancillary Agreements	29
	18.7	Direct License	29
	18.8	Royalty and Payment Obligations	29
	18.9	Survival	29
19.	Bankruptcy		29
20.	Miscellaneous		29
	20.1	Governing Law	29
	20.2	Disputes	29
	20.3	Arbitration	30

20.4	Arbitrators	30
20.5	Decisions; Timing of Decisions	30
20.6	Insurance	31
20.7	Assignment	31
20.8	Independent Contractor	31
20.9	Unenforceable Provisions and Severability	32
20.10	Waiver	32
20.11	Appendices	32
20.12	Amendments	32
20.13	Invoices	32
20.14	Notice	32

License Agreement

WHEREAS, Roche has discovered and has conducted certain research and development related to, and possesses certain proprietary intellectual property with respect to Neurokinin 3 (NK 3) Receptor Antagonist  [***] and other compounds Covered by the Roche Patent Rights (“Compound” as further defined below); and

WHEREAS, Millendo has the resources and expertise in the development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, Millendo desires to obtain, and Roche is willing to grant to Millendo  an exclusive, royalty-bearing license to develop, manufacture and commercialize Compounds and Products in the Field in the Territory (terms as defined below), subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1        Affiliate

The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, neither Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) nor Foundation Medicine, Inc., a Delaware corporation (“FMI”) and/or its subsidiaries (if any) shall be deemed as Affiliates of Roche unless Roche provides written notice to Millendo of its desire to include Chugai, FMI and/or their respective subsidiaries (as applicable) as Affiliate(s) of Roche.

1.2        Agreement

The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3        Agreement Term

The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 18, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4        Applicable Law

The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same are applicable to the performance by the Parties of their

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respective obligations under this Agreement.

1.5        Business Day

The term “Business Day” shall mean 9.00am to 5.00pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Switzerland and U.S.A.

1.6        Calendar Quarter

The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.7        Calendar Year

The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.8        Change of Control

The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party that owned directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement. Notwithstanding the foregoing, the consummation of an IPO by Millendo shall not be deemed a Change of Control of Millendo. For the avoidance of doubt, the transaction between OvaScience and Millendo signed on August 8, 2018 regarding the definitive agreement under which OvaScience will merge with Millendo in an all-stock transaction shall not be deemed a Change of Control of Millendo.

1.9        Clinical Study

The term “Clinical Study” shall mean a Phase I Study or Phase II Study or Phase III Study, as applicable.

1.10      Combination Product

The term “Combination Product” shall mean

a)    a single pharmaceutical formulation containing as its active pharmaceutical ingredients both a Compound and one or more other therapeutically or prophylactically active pharmaceutical ingredients, or

b)    a combination therapy comprised of a Compound and one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.11      Commercially Reasonable Efforts

The term “Commercially Reasonable Efforts” shall mean, with respect to Millendo’s obligation under this Agreement to develop or commercialize Product, the level of efforts required to carry

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out such obligation in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company or pharmaceutical company, as the case may be, devotes to products of similar stage of development, product life, market potential, profit potential, safety and efficacy, scientific potential and subsequent value resulting from its own research efforts, based on conditions then prevailing, taking into consideration the market, exclusivity and other conditions in particular markets of the Territory.

1.12      Completion

The term “Completion” shall mean the date after which all study subjects are no longer examined or treated under a Clinical Study on which the final data for all such study subjects in such Clinical Study were collected.

1.13      Compound(s)

The term “Compound” shall mean (i) Neurokinin 3 (NK 3) receptor antagonist [***] and any other compound Covered by the Roche US Patent No. 8.507.535 and its foreign equivalents and all continuations and divisionals relating to such patents, and (ii)  prodrugs, analogues, derivatives, active fragments and salts thereof and such other compounds. The chemical structure of NK3R antagonist [***] is specified in Appendix 1.12.

1.14      Confidentiality Agreement

The term “Confidentiality Agreeement” shall mean the confidentiality agreement between the parties, effective as of April 12, 2017 and as amended on July 25, 2017 and on February 5, 2018.

1.15      Confidential Information

The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)          was generally available to the public at the time of disclosure, or information that becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)         can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)        is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)        is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information,

(v)         is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.16      Continuation Election Notice

The term “Continuation Election Notice” shall mean the notice Roche provides to Millendo under Section 18.3.2 describing (i) Roche’s intention to continue ongoing development and commercialization of Product(s) and (ii) Roche’s request for Millendo’s continuation of activities during the termination notice period and/or transfer of the data, material and information relating to the Product(s) in accordance with Section 18.3.2.

1.17      Control

The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights

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and/or Know-How without (i) violating the terms of any agreement or arrangement between such Party and any other party or,  (ii) requiring the payment of any additional consideration from such Party to any other party, and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party.

1.18      Cover

The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.19      Development Plan

The term “Development Plan” shall mean the plan for the development of the Products as set forth in Section 5.2.

1.20      Effective Date

The term “Effective Date” shall mean October 16, 2018.

1.21      EU

The term “EU” shall mean the organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto, and all of its then current member countries.

1.22      Expert

The term “Expert” shall mean a person with no less than fifteen (15) years of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product commercialization and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.23      FDA

The term “FDA” shall mean the Food and Drug Administration of the United States of America or any successor agency thereto.

1.24      FDCA

The term “FDCA” shall mean the Food, Drug and Cosmetics Act, as amended, and the rules and regulations promulgated thereunder.

1.25      Field

The term “Field” shall mean all uses, except for diagnostic uses.

1.26      Filing

The term “Filing” shall mean the filing of an application to the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Products.

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1.27      First Commercial Sale

The term “First Commercial Sale” shall mean, with respect to a Product in any county, the first invoiced sale of such Product to a Third Party by Millendo, its Affiliates or Sublicensees in such country following the receipt of all Regulatory Approvals required for the sale of such Product  (excluding pricing approval), or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by Millendo, its Affiliates or Sublicensees in such country.  For clarity, compassionate use sales and “named patient” sales will not be considered for the purpose of determining the First Commercial Sale.

1.28      Handle

The term “Handle” shall mean with respect to Patent Rights preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including payment of maintenance fees and annuities and overseeing interferences, proceedings, reissue applications and proceedings, re-examination applications and proceedings, post-grant reviews, inter-parties reviews, derivation proceedings and opposition proceedings).

1.29      HSR

The term “HSR” shall mean the Hart Scott Rodino Antitrust Improvement Act.

1.30      Housemark

The term “Housemark” shall mean the names of Roche or its Affiliates, or variations of the names, and all related logotypes and symbols used by Roche or its Affiliates in connection with its products and/or services.

1.31      IFRS

The term “IFRS” shall mean International Financial Reporting Standards.

1.32      IMS

The term “IMS” shall mean IMS Health Incorporated.

1.33      IND

The term “IND” shall mean an Investigational New Drug application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of  a Product in humans.

1.34      Initiation

The term “Initiation” shall mean the date the first human is dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.35      Insolvency Event

The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed by a court of competent jurisdiction or governmental authority over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; or (v) is unable to pay its debts as they become due in the ordinary course of business.

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1.36      Invention

The term “Invention” shall mean an invention that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of Millendo, its Affiliates or Sublicensees solely or jointly with a Third Party (a “Millendo Invention”), by employees of Roche, its Affiliates or sublicensees solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Millendo and Roche or their respective Affiliates or sublicensees with or without a Third Party (a “Joint Invention”).

1.37      IPO

The term “IPO” shall mean, with respect to Millendo,  Millendo’s  first underwritten public offering of its common stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or, with respect to any non-US public offering, under any foreign equivalent. The transaction between OvaScience and Millendo signed on August 8, 2018 regarding the definitive agreement under which OvaScience will merge with Millendo in an all-stock transaction shall be deemed an IPO.

1.38      Know-How

The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, proprietary assays related to the Compounds, platforms, formulations, specifications, quality control testing data, that are necessary for the research, manufacture, development or commercialization of Compounds or Products.

1.39      Millendo Know-How

The term “Millendo Know-How” shall mean the Know-How that Millendo Controls at the Effective Date and during the Agreement Term but solely to the extent such Know-How was generated by or on behalf of Millendo or otherwise used by Millendo in connection with the development, manufacture or commercialization of Compounds or Products.

1.40      Millendo Patent Rights

The term “Millendo Patent Rights” shall mean the Patent Rights (other than the Joint Patent Rights) that Millendo Controls that cover a Product.

1.41      Net Proceeds

The term “Net Proceeds” shall mean the portion of the aggregate proceeds from any Partner Agreement that is attributable to the value of the Compounds or Products rights being conveyed in such Partner Agreement to Millendo or its Affiliates, including any upfront payments, event based milestone payments, royalty payments and all other monetary and non-monetary consideration paid or made to Millendo or its Affiliates, directly or indirectly from any party to a Partner Agreement (with non-monetary consideration being valued at the fair market value thereof), excluding any Transaction Costs.

1.42      Net Sales

The term “Net Sales” shall mean, with respect to any Product, in a particular period the gross sales price of such Product sold by Millendo, its Affiliates or Sublicensee(s) (the “Selling Party”) to Third Parties during such period, less the following deductions: [***].

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales. Net Sales shall mean [***].

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[***] shall be excluded from the computation of Net Sales [***]. For purposes of determining Net Sales, a Product shall be deemed sold when invoiced and a “sale” shall not include [***].

1.43      Partner

The term “Partner” shall mean a Third Party with which Millendo will enter or has entered a Partner Agreement.

1.44      Partner Agreement

The term “Partner Agreement” shall mean any agreement (including any and all amendments thereto) between Millendo and a Third Party pursuant to Section 2.3 granting rights to develop and commercialize the Compounds and Products in the Field in any part of the Territory (including but not limited to a (i) sub-license agreement with a Third Party, other than a sub-contract pursuant to Section 2.4, (ii) the sale of some (but not all or substantially all) of such Party’s assets or business relating to the subject matter of the Agreement or (iii) an assignment of this Agreement to a Third Party that is not a Change of Control).

1.45      Party

The term “Party” shall mean Millendo or Roche, as the case may be, and “Parties” shall mean Millendo and Roche collectively.

1.46      Patent Rights

The term “Patent Rights” shall mean all rights under any patent or patent application, certificate of inventions, application for certificate of invention or priority patent filing in any country of the Territory or under any international convention or treaty, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuation-in-part of any of the foregoing.

1.47      Phase I Study

The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. §  312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.48      Phase II Study

The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.49      Phase III Study

The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.50      Product

The term “Product” shall mean any product, including without limitation any Combination Product, containing a Compound as pharmaceutically active agent, regardless of their finished forms, presentations, formulations or dosages.

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1.51      Regulatory Approval

The term “Regulatory Approval” shall mean any approvals,  licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory.

1.52      Regulatory Authority

The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Product.

1.53      Regulatory Exclusivity

The term “Regulatory Exclusivity”  shall mean any exclusive marketing rights or data exclusivity rights conferred by any governmental authority under applicable law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from selling such Product in such country or jurisdiction, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FD&C Act, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.54      Roche Know-How

The term “Roche Know-How” shall mean the Know-How Controlled by Roche as of the Effective Date and as described in the patent applications for Roche Patent Rights (synthesis scheme and procedures to prepare compounds in a small scale as well as in vitro potency).

1.55      Roche Patent Rights

The term “Roche Patent Rights” shall mean the Patent Rights that Roche Controls as of the Effective Date as listed in Appendix 1.55 (or as otherwise included pursuant to Section 2.5).

1.56      Royalty Term

The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending on the later of the date that is (a) ten (10) years after the date of the First Commercial Sale of the Product in such country, or (b) the expiration of the last to expire Valid Claim within the Roche Patent Rights in such country Covering the use, manufacture, import, offering for sale, or sale of the Product.

1.57      Sublicensee

The term “Sublicensee” shall mean a person or entity to which Millendo has licensed rights pursuant to this Agreement.

1.58      Territory

The term “Territory” shall mean all countries of the world.

1.59      Third Party

The term “Third Party” shall mean a person or entity other than (i) Millendo or any of its Affiliates or (ii) Roche or any of its Affiliates.

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1.60      Transaction Costs

The term “Transaction Costs” shall mean the third party costs up to a maximum of US Dollars [***] (US$  [***]) incurred by or on behalf of Millendo for any activities directly related to a  Partner Agreement, e.g. bankers fees and lawyer fees, as reasonably documented.

1.61      US

The term “US” shall mean the United States of America and its territories and possessions.

1.62      US$

The term “US$” shall mean US dollars.

1.63      Valid Claim

The term “Valid Claim” shall mean a claim contained in any (i) unexpired, in force and issued Roche Patent Right that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency or (ii) pending Roche Patent application in any country of the Territory that is on file with the applicable patent office and has shown evidence of reasonably consistent activity to advance to issuance of a patent; provided, however, that if a claim of a pending patent application within the Roche Patent Rights shall not have issued within [***] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

1.64      Additional Definitions

Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	10.1
Alliance Manager	3.1
Bankruptcy Code	19
Breaching Party	18.2.1
Decision Period	13.6
Disclosing Party	1.15
Expert Committee	9.6
Governing Law	20.1
H-W Suit Notice	13.9
Indemnified Losses	15.1
Indemnifying Party	15.3
Initiating Party	13.6
INN	13.2
Joint Invention	1.36
Joint Know-How	13.1
Joint-Patent Rights	13.1
Millendo Indemnitees	15.1
Millendo Invention	1.36
Non-Breaching Party	18.2.1
Notification Period	3.2
Patent Term Extensions	13.10
Payment Currency	10.3
Peremptory Notice Period	18.2.1
Publishing Notice	17.4

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Definition	Section
Receiving Party	1.15
Relative Commercial Value	9.5
Roche Indemnitees	15.2
Roche Invention	1.36
Settlement	13.6
SPCs	13.10
Suit Notice	13.6
Transition Period	18.7
USAN	13.2
Valuation Firm	9.7.3

Where this Agreement in parenthesis refers to a legal expression in German it is the relevant Swiss nomenclature. In case of a dispute solely such Swiss nomenclature shall be relevant and shall prevail over the English expression.

2.    Grant of License

2.1        Exclusive License

Roche hereby grants to Millendo an exclusive (subject to Section 2.5 below even as to Roche), worldwide right and license under Roche Patent Rights, Roche Know-How, Roche’s interest in Joint Patent Rights and Joint Know-How, to research, have researched, develop, have developed, register, have registered, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, distribute, have distributed, sell and have sold Compounds and Products in the Field in the Territory. This license shall include the right to sublicense in accordance with Section 2.2 and 2.3 below.

2.2        Right to Sublicense to its Affiliates

Millendo shall have the right to grant written sublicenses to its Affiliates under its rights granted under Section 2.1. If Millendo grants such a sublicense, Millendo shall ensure that all of the applicable terms and conditions of this Agreement shall apply to all such Affiliates to the same extent as they apply to Millendo for all purposes. Millendo assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliates and shall itself account to Roche for all payments due under this Agreement by reason of such sublicense.

2.3        Right to enter into Partner Agreements

Millendo shall have the right to enter into Partner Agreements with one or more Partners under its rights granted under Section 2.1, in each case with Roche’s prior written consent (such consent not to be unreasonably withheld); provided, however, that such consent shall only apply with respect to any Partner Agreement entered into prior to the Initiation of a Phase I Study.

For Partner Agreements entered into prior to the Initiation of a Phase I Study,  Millendo shall pay to Roche any amounts as provided in Section 9.7.

As a general principle, a Partner Agreement entered into prior to the Initiation of a Phase I Study shall not be structured in a way to avoid payments to Roche otherwise due to Roche under such Partner Agreement.

For example,  under any Partner Agreement entered into prior to the Initiation of a Phase I Study,  neither Millendo nor its Affiliates shall (a) accept any non-monetary consideration from a Partner or a Partner’s Affiliates under a Partner Agreement or (b) grant rights to a Partner or a Partner’s

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Affiliates under a Partner Agreement with respect to any products or services other than the Compound or Product and services relating thereto, in each case, without Roche’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

2.4        Sub-Contractors

Millendo has the right to sub-contract the work performed under this Agreement. Any sub-contract agreement shall include the right to disclose (i) a copy of the Agreement and confidential information to Roche and (ii) the right to assign the agreement to Roche pursuant to Section 18.3.2, in the event that Roche issues a Continuation Election Notice, including the right to transfer of the ownership of data, information and results arising therefrom to Roche to the same extent as to Millendo.

2.5        Retained Rights

Notwithstanding anything in this Agreement, Roche shall retain the right to use the Compounds for internal research purposes (e.g. as a reference model). If any research is conducted by Roche, any Know-How or Patent Rights related to Compounds resulting from such research by Roche shall become part of the Roche Know-How and Roche Patent Rights and shall be added to the Appendix  1.55.

3.    Alliance Managers and Technology Transfer

3.1        Alliance Managers

Each Party shall designate an “Alliance Manager” within thirty (30) days after the Effective Date. The Alliance Managers shall facilitate the transfer of Roche Know-How and communication between the Parties and are the primary points of contact between the Parties with respect to all matters arising under this Agreement, including inter alia informational requests from Millendo to Roche during the Notification Period as set forth in Section 3.2. Each Party may change its Alliance Manager from time to time in its sole discretion.

3.2        Additional Roche Know-How Transfer

If Millendo identifies a need for additional Know-How of Roche during a period of ten (10)  Business Days from the Effective Date  (“Notification Period”),  Millendo shall notify Roche within the Notification Period, and Roche will provide verbal answers to reasonable questions related to the Compound through no more than two (2) phone calls with Roche chemistry and other subject matter experts.

3.3        Transfer of Compound

Within thirty (30) days after the Effective Date, Roche will deliver to Millendo 5 mg as is of the Compound FCA (courier of Roche’s choosing near location where Materials are stored, Incoterms® 2010) for non-human use only. Roche shall have no obligation to perform any additional activities (e.g. retesting, analysis, certifying) concerning the Compound.

Millendo shall not use the Compound provided by Roche under this Section 3.3 in humans.

3.4        No Further Obligations

Roche shall have no obligation to transfer any Know-How or to provide technical support other than expressly stated in this Article 3.

4.    Diligence

Millendo shall use Commercially Reasonable Efforts to develop and commercialize at least one (1) Product in the Field in [***].

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5.    Development

5.1        Responsibility

Millendo shall be solely and exclusively responsible, at its own expense, for the non-clinical and clinical development of Products in the Field in the Territory.

5.2        Conduct of the Development Plan

Millendo will conduct the development of the Compounds and Products in the Field in the Territory in accordance with the Development Plan.  The initial version of the Development Plan is attached in Appendix 5.2.  Millendo shall send to Roche the Development Plan promptly after its finalization and thereafter, Millendo shall, until payment of the last milestone payment set forth in Section 9.2 has been made, send to Roche a then current version of the Development Plan at the end of December of each year. Millendo shall have the right to modify the Development Plan in its sole discretion.

5.3        Reporting

During the Agreement Term and until payment of the last milestone payment set forth in Section 9.2,  Millendo shall have the obligation to submit annual reports to Roche describing in sufficient detail the development progress of the Compounds and Products by Millendo, its Affiliates and Sublicensees.  Millendo shall send such annual report at the end of December of each year (concurrently with the latest version of the Development Plan).

6.    Supply

6.1        Clinical and Non-Clinical Supply of Product

Millendo shall be solely and exclusively responsible at its own expense for the manufacturing and supply of clinical and non-clinical supplies of the Product. Millendo shall supply at its own cost all clinical and non-clinical supply of the Product during the Agreement Term, either by itself, or through a Third Party.

6.2        Commercial Supply of Product

Millendo shall be solely and exclusively responsible at its own expense for the commercial manufacture and commercial supply of Product for sale in the Territory, either by itself or through a  Third Party.

7.    Regulatory

7.1        Responsibility

Millendo shall be solely and exclusively responsible at its own expense for all regulatory affairs related to Products in the Field in the Territory including the preparation, filing and maintaining of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, import, have imported sell and have sold Compounds and Products.  Millendo shall be solely and exclusively responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for Compounds and Products in all countries in the Territory. Millendo shall own and file in its own discretion all regulatory filings and Regulatory Approvals for the Compound and Product in all countries of the Territory.

8.    Commercialization

8.1        Responsibility

Millendo shall be solely and exclusively responsible at its own expense, for the marketing, promotion, sale and distribution of Products in the Territory.

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8.2        Reporting and Updates

After the First Commercial Sale of the Product and until the expiry of the Agreement Term, Millendo shall inform Roche in a detailed annual report regarding the commercialization of Products in the Field in the Territory by Millendo, its Affiliates and Sublicensee. The first such annual report shall be provided on the first anniversary of the First Commercial Sale. Each subsequent annual report shall be provided on subsequent anniversaries of the First Commercial Sale. Each annual report shall include forecasted sales, quarterly for the forthcoming Calendar Year and annually for the next five (5) Calendar Years.

9.    Payment

9.1        Upfront Payment

Within thirty (30) days after the Effective Date and receipt of an invoice from Roche, Millendo shall pay to Roche US$ [***] (US$ [***]). This payment is non-refundable and non-creditable.

9.2        Development Event Payments

Millendo shall pay to Roche up to a total of US$ [***] (US$ [***]) in relation to the achievements of development events with respect to the first Product achieving such events. The development event payments under this Section shall be paid by Millendo according to the following schedule of development events and shall be non-refundable.

Development Event	US $ (in millions)
Phase II Study Initiation	[***]
Phase III Study Initiation	[***]
Regulatory Approval in US	[***]
Regulatory Approval in any of France, Germany, Italy, Spain or the UK	[***]
Total	[***]

Each development event payment shall be paid only once the first time the first Product reaches the applicable Development event, regardless of the number of times such events are reached by the same or another Product.

If for a Product, a development event does not occur or is not required, then Millendo shall pay such development event payment with the next development event payment triggered by such Product.

For example, if a given Product does not undergo a Phase III Study but instead reaches First Regulatory Approval, then the Initiation of Phase IIb/III Study event payment shall be paid when such Product reaches Regulatory Approval.

Upon reaching development events, Millendo shall timely notify Roche. Roche shall timely submit an invoice to Millendo for each development event payment. Development event payments shall be paid by Millendo to Roche within thirty (30) days from receipt of an invoice from Roche.

9.3        Sales Based Events

Millendo shall pay to Roche up to a total of US$ [***] (US$ [***]) based on aggregate Calendar Year Net Sales of a  Product in the Territory:

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Net Sales Threshold in million US$	US $ (in millions)
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [***]	[***]
Total Calendar Year Net Sales in the Territory of a Product exceed US$ [***]	[***]
TOTAL	[***]

Each of the sales based event payments shall be paid no more than once during the Agreement Term, at first occurrence of the event for the first Product in the Territory first reaching the respective Net Sales Threshold, irrespective of whether or not the previous sales based event payment was triggered by the same or by a different Product, and shall be non-refundable. Upon reaching sales based events, Millendo shall notify Roche timely (but in no event later than thirty (30) days after the occurrence of the event). Roche shall timely submit an invoice to Millendo for each sales based event payment. Sales based event payments shall be paid by Millendo to Roche within sixty (60) days from receipt of an invoice from Roche.

9.4        Royalty Payments

9.4.1     Royalty Term

Royalties shall be payable by Millendo on Net Sales of Products on a Product-by-Product and country-by-country basis until the expiry of the applicable Royalty Term for such Product. Thereafter, the licenses for such Product shall be fully paid up and non-exclusive.

9.4.2     Royalty Rates

The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Product, on an incremental basis, as follows:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
0 – [***]	[***]
> [***] – [***]	[***]
> [***]	[***]

For example, if Net Sales of a Product in the Territory, for a given Calendar Year, are [***]US$ (US$ [***]), then the royalty payable on such Net Sales of such Product for given Calendar Year shall be calculated as follows:

[([***]*[***])+([***]*[***])+([***]*[***])] = [***] US$ (US$ [***]) royalty payment.

9.5        Combination Product

If Millendo or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately one (1) year prior to the anticipated First Commercial Sale of such Combination Product in the Territory to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed ninety (90) days, the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 20.2. Should the Parties fail to agree within sixty (60) days of such referral, then the Relative Commercial Value shall be determined by an Expert Committee under the procedures of Section 9.6.

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9.6        Expert Committee

If the Parties are unable to agree on the Relative Commercial Value under Section 9.5, then Roche will select one (1) individual who would qualify as an Expert, Millendo will select (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least fifteen (15) days before the meeting, as well as reasonable presentations that each Party may present at the meeting. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

9.7        Partner Agreements

9.7.1     Payments under Net Proceeds

If Millendo executes one or more Partner Agreements prior to the Initiation of a Phase I Study, Licensee shall pay to Roche for such Partner Agreements the amount equal to

(a) [***] percent ([***]%) of the Net Proceeds up to the first US Dollars [***] (US$ [***]) in Net Proceeds, and

(b) [***] percent ([***]%) of the Net Proceeds in excess of US Dollars [***] (US$ [***]) in Net Proceeds and up to US$ [***] (US$ [***]) Net Proceeds, and

(c) [***] percent ([***]%) of the Net Proceeds in excess of US$ [***] (US$ [***]) Net Proceeds ((a), (b) and (c) together “Partner Agreement Revenues”).

For clarity, the foregoing payments shall not be owed in the event of a grant of a sublicense by a Sublicensee of Millendo.

The following examples shall illustrate the principle:

For example, if Licensee enters into a Partner Agreement and receives US$ [***] as Net Proceeds, then Partner Agreement Revenues owed to Roche on such Partner Agreement shall equal US$ [***] calculated as follows:

[([***]*[***]) + ([***]*[***]) + ([***]*[***])] = US$ [***] Partner Agreement Revenues

For example, if Licensee enters into a (a) first Partner Agreement and receives US$ [***] as Net Proceeds and (b) subsequently enters into a second Partner Agreement and receives US$ [***] as Net Proceeds, then Partner Agreement Revenues owed to Roche on both Partner Agreements together shall equal US$ [***] calculated as follows:

[([***]*[***]) + ([***]*[***]) + [***]*[***])] = US$ [***] Partner Agreement Revenue.

Consideration that Roche receives pursuant to this Section 9.7 is in addition to Upfront, Milestone Payments and Royalty Payments pursuant to Section 9.1 to 9.4.

9.7.2     Timing

Millendo shall calculate the shared amount of the Net Proceeds payments owed under this Section 9.7 for each Calendar Quarter and shall make such payments within sixty-five (65) days

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after the end of each Calendar Quarter in which such Net Proceeds occur according to the terms and conditions of the Partner Agreement.

9.7.3     Value of Net Proceeds

If at the time of the completion of a Partner Agreement Millendo owns or controls (whether through a license or otherwise) other assets or rights in addition to the Compound or Product rights that are subject of the Partner Agreement, then the Parties shall negotiate and agree in good faith the value of the Net Proceeds, exclusive of the value attributed to Millendo’s  other assets. If after good faith negotiations, the Parties cannot agree on an allocation of value among Millendo’s  assets within sixty (60) days after the completion of a Partner Agreement, then the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 20.2. Should the Parties fail to agree within sixty (60) days of such referral, then Millendo shall select a nationally recognized investment banking, accounting or valuation firm having expertise in the pharmaceutical industry and reasonably acceptable to Roche  (“Valuation Firm”) to perform an independent valuation of the relevant assets of Millendo, which determination shall be final and binding on the Parties. The Valuation Firm shall be requested to determine the allocation of the value between Millendo’s  assets within ninety (90) Business Days of its appointment and to notify the Parties in writing of its determination.  The fees and expenses of such Valuation Firm shall be paid by Roche, however, if such determination of the value of the Net Proceeds by the Valuation Firm is [***] percent ([***]%)  more than Millendo’s  last written offer pursuant to the good faith negotiations under this Section 9.7.3, the fees and expenses of such Valuation Firm shall be paid by Millendo.

This Section 9.7.3 shall not apply if Millendo closes the Partner Agreement and the Compounds and Products are the only assets Controlled by Millendo at the time of the Partner Agreement or are the only assets that are the subject of the Partner Agreement. In such case, the value associated with the Compounds and Products is hundred percent (100%).

10.  Accounting and reporting

10.1      Timing of Payments

Millendo shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within sixty (60) days after the end of each Accounting Period in which such Net Sales occur.

10.2      Late Payment

Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at an annual rate of [***]  ([***]) percentage points above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

10.3      Method of Payment

Royalties on Net Sales and all other amounts payable by Millendo hereunder shall be paid by Millendo in US$ (the “Payment Currency”) to account(s) designated by Roche.

10.4      Currency Conversion

When calculating the Sales of any royalty-bearing Product that occur in currencies other than the Payment Currency, Millendo shall convert the amount of such sales into the Payment Currency using Millendo’s then-current internal foreign currency translation actually used on a consistent basis in preparing its audited financial statements.

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10.5      Reporting

With each payment Millendo shall provide Roche in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

a)          Invoice sales in local currency on a country-by-country basis;

b)          Net Sales in local currency on a country-by-country basis;

c)          Net Sales in Payment Currency on a country-by-country basis;

d)          adjustments made pursuant to Section 9.5 on a country-by-country basis;

e)          total Net Sales in the Territory after adjustments made pursuant to Sections 9.5 in Payment Currency;

f)           exchange rate used for the conversion of Net Sales from Reporting Currency to the Payment Currency pursuant to Section 10.4;

g)          royalty rate pursuant to Section 9.4.2; and

h)          total royalty payable in the Payment Currency.

11.  Taxes

Roche shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Roche under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Roche, then Millendo shall promptly pay such tax, levy or charge for and on behalf of Roche to the proper governmental authority, and shall promptly furnish Roche with receipt of payment. Millendo shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due to Roche or be promptly reimbursed by Roche if no further payments are due to Roche. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

12.  Auditing

12.1      Roche Right to Audit

Millendo shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all (i) Net Sales and royalties payable under this Agreement and (ii) Net Proceeds. Such books of accounts shall be kept at their principal place of business. At the expense of Roche, Roche has the right to appoint one of the major public accountant firms to perform, on behalf of Roche an audit of such books and records of Millendo  and its Affiliates and Sublicensees, that are deemed necessary by the major public accountant firm to report on (i) Net Sales of Product, royalty calculations and royalty payments, payments under the Net Proceeds  for the period(s) requested by Roche and the (ii) the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least twenty (20) Business Days prior written notice from Roche, such audit shall be conducted at the principal place of business of Millendo, its Affiliate or its applicable Sublicensee, during regular business hours in such a manner as to not unnecessarily interfere with Millendo’s, its Affiliate’s  or its Sublicensee’s  normal business activities, and shall be limited to results in the three (3) full Calendar Years prior to audit notification.

Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only for the purpose of calculating all (i) Net Sales and royalties payable under this Agreement and (ii) Net Proceeds,

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shall be treated as Millendo’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than three (3) years from the end of the Calendar Year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.

12.2      Audit Reports

The auditors shall only state factual findings in the audit reports and shall not interpret the agreement. The final audit report shall be shared with Millendo at the same time it is shared with Roche.

12.3      Over-or Underpayment

If the audit reveals an overpayment, Roche shall reimburse Millendo for the amount of the overpayment within thirty (30) days. If the audit reveals an underpayment, Millendo shall make up such underpayment with the next royalty payment or other payment, if no further royalty payments or other payments are owed to Roche, Millendo shall reimburse Roche for the amount of the underpayment within thirty (30) days. Millendo shall pay for the audit costs if the underpayment of Millendo exceeds [***] percent ([***]%) of the aggregate amount of royalty payments owed with regard to the royalty statements or other payments subject of the audit. Section 10.2 (Late Payment) shall apply to this Section 12.3.

13.  Intellectual Property

13.1      Ownership of Inventions and Know-How

Millendo shall own all Millendo Inventions. Roche shall own all Roche Inventions. If any, Joint Inventions and the Patent Rights Covering such Joint Inventions (“Joint Patent Rights”) shall by owned jointly pursuant to Art. 652 of the Swiss Civil Code in force at the time of the Effective Date.

Millendo and Roche each shall require all of its employees to assign all inventions related to Products made by them to Roche and Millendo, as the case may be.

The determination of inventorship for Inventions shall be in accordance with US inventorship laws.

With respect to Know-How (other than Inventions), Millendo shall own such Know-How made by employees of Millendo, its Affiliates or Sublicensees solely or jointly with a Third Party, Roche shall own such Know-How made by employees of the Roche, its Affiliates or sublicensees solely or jointly with a Third Party. If any, the Parties shall jointly own (in the sense of Art. 652 of the Swiss Civil Code in force at the time or the Effective Date), Know-How that is made jointly by employees of Millendo and Roche or their respective Affiliates and sublicensees, with or without a Third Party  (“Joint Know-How”).

Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

13.2      Trademarks and INN

Millendo shall have the right to determine the trademark(s) for the Products and shall own all trademarks used on or in connection with Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products in the Territory.

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Millendo shall have the right to obtain the International Nonproprietary Name (“INN”) from the World Health Organization and the United States Adopted Name (“USAN”) from the US Adopted Names Council as the generic name for the Products.

Millendo shall not use the Housemark(s) of Roche for any purposes.

13.3      Prosecution of Roche Patent Rights

Roche shall (i) Handle all Roche Patent Rights, (ii) consult with Millendo as to the Handling of such Roche Patent Rights, including all Patent Rights claiming any Compounds, and (iii) furnish to Millendo copies of all documents relevant to any such Handling. Roche shall furnish such documents and consult with Millendo in sufficient time before any action by Roche is due to allow Millendo to provide comments thereon, which comments Roche must consider. Millendo shall cooperate, in all reasonable ways with the Handling of all Roche Patent Rights. Millendo shall pay the costs for the Handling of the Roche Patent Rights under this Section 13.

Roche may assign the Handling of the Roche Patent Rights to Millendo, provided however that such Patent Rights shall still be deemed Roche Patent Rights for the purpose of calculating the royalties under this Agreement.

13.4      Prosecution of Millendo Patent Rights

Millendo shall, at its own expense and discretion, Handle all Patent Rights other than Roche Patent Rights.

13.5      Abandonment of Patent Rights

If Roche wishes to abandon any Patent Right that is licensed to Millendo under this Agreement, then, prior to abandonment, Roche must offer to assign such Patent Right to Millendo.

If requested by Millendo in writing, Roche shall, at no cost to Roche, assign such Roche Patent Right in any country or countries in the Territory to Millendo, and Millendo may thereafter Handle the same at Millendo's own cost. Millendo may abandon such Roche Patent Right Right, if Millendo desires to do so.

All Roche Patent Rights assigned to or paid for or abandoned by Millendo shall continue to be treated as Roche Patent Rights for purposes of calculating the royalties under this Agreement.

13.6      Infringement

Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement by a Third Party of any Roche Patent Rights,  Millendo Patent Rights or Joint Patent Rights.

Within ninety (90) days after Millendo provides or receives such written notice (“Decision Period”), Millendo, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory and shall notify Roche in writing of its decision in writing (“Suit Notice”).

If Millendo decides to bring a suit or take action, once Millendo provides Suit Notice, Millendo may immediately commence such suit or take such action. In the event that Millendo (i) does not in writing advise Roche within the Decision Period that Millendo will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, Roche shall thereafter have the right to commence suit or take action in the Territory with respect to any Roche Patent Right or Joint Patent Right and shall provide written notice to Millendo of any such suit commenced or action taken by Roche.

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Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

(a)     First, to reimburse the Initiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

(b)     Second, the balance, if any, shall be allocated [***] percent ([***]%) to the Initiating Party, and [***] percent ([***]%) to the other Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party (including any of its Patent Rights). If a Settlement could adversely affect the other Party, then the written consent of the other Party would be required, which consent shall not be unreasonably withheld.

For any Millendo Patent Rights, Millendo, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Millendo shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. Only if a Settlement could adversely affect Roche shall the written consent of Roche be required, which consent shall not be unreasonably withheld.

13.7      Defense

If an action for infringement is commenced against either Party, its licensees or its sublicensees related to the discovery, development, manufacture, use or sale of a Product, then Millendo shall defend such action at its own expense, and Roche shall assist and cooperate with Millendo, at Millendo’s expense, to the extent necessary in the defense of such suit. Millendo shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion, so long as such settlement or adverse judgment does not adversely affect the rights of Roche and its Affiliates (including any Patent Rights Controlled by any of them). Millendo shall assume full responsibility for the payment of any award for damages, or any amount due pursuant to any settlement entered into by it with such Third Party.

If the manufacture, use, importation, offer for sale or sale of any Product pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement or trade secret misappropriation against Roche, then such Party shall promptly notify the other Party hereto. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and

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shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

If a Third Party asserts that Patent Rights owned by or licensed to it are infringed by the development, manufacture, use, importation, offer for sale or sale of Products, or that its trade secrets were misappropriated in connection with such activity, then Millendo shall have the exclusive right and responsibility to resolve any such claim, whether by obtaining a license from such Third Party, by defending against such Third Party’s claims or otherwise, and shall be solely responsible for the defense of any such action, any and all costs incurred in connection with such action (including, without limitation, attorneys’ and expert fees) and all liabilities incurred in connection therewith. Notwithstanding the above, Millendo shall not enter into any settlement of any such claim without the prior written consent of Roche if such settlement would require Roche to be subject to an injunction or to make any monetary payment to Millendo or any Third Party, or admit any wrongful conduct by Roche or its Affiliates, or would limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Patent Rights Controlled by Roche, or have any impact on activities outside the Field.

13.8      Common Interest Disclosures

With regard to any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property and/or technology owned by Third Parties, the Parties agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect Compounds and/or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the Compounds and/or Products. Accordingly, the Parties agree that all such information and materials obtained by Millendo and Roche from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of the Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party.

13.9      Hatch-Waxman

Notwithstanding anything herein to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Roche shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to Millendo (“H-W Suit Notice”) whether Roche will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without Roche bringing suit or providing such H-W Suit Notice, then Millendo shall be free to immediately bring suit.

13.10    Patent Term Extensions

The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”). Roche shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Millendo to obtain such Patent Term Extensions, including

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designating Millendo as its agent for such purpose as provided in 35 U.S.C. Section 156. All filings for such Patent Term Extensions for Patent Rights shall be made by Millendo; provided, that in the event that Millendo elects not to file for a Patent Term Extension, Millendo shall (a) promptly inform Roche of its intention not to file and (b) grant Roche the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Roche Patent Rights.

14.  Representations and Warranties (Zugesicherte Eigenschaften)

14.1      Mutual representations and warranties

Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

14.2      Roche Representations and Warranties

Roche represents and warrants to Millendo that, as of the Effective Date: (a) neither Roche nor any of its Affiliates has received written notice from any Third Party claiming that the manufacture, use or sale of Compound or Product infringes any Patent Right of any Third Party; (b)  neither Roche nor any of its Affiliates is a party to any legal action, suit or proceeding relating to Compound or Product and no patent application or registration within the Roche Patent Rights is subject of any pending interference, opposition, cancellation or patent protest; (c) the Roche Patent Rights and Roche Know-How are not subject to any liens or encumbrances and neither Roche nor any of its Affiliates has granted to any Third Party any rights or licenses under such Roche Patent Rights or Roche Know-How that would conflict with the licenses granted to Millendo hereunder; (d) none of the Roche Patent Rights are in-licensed by Roche or its Affiliates; (e) Roche has full legal or beneficial title and ownership to of all the Roche Patent Rights and Roche Know-How as is necessary to grant the licenses to Millendo to such Roche Patent Rights and Roche Know-How that Roche grants pursuant to this Agreement; (f) no Third Party has made any claim or allegation to Roche or its Affiliates in writing that a Third Party has any right or interest in or to the Roche Patent Rights; (g) neither Roche nor any of its Affiliates has knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that (i) the Roche Patent Rights are invalid or unenforceable or (ii) the manufacture, sale, offer for sale, or importation of the Products infringes or misappropriates or would infringe or misappropriate any right of any Third Party; (h) to the knowledge of Roche and its Affiliates, the Roche Patent Rights are valid and enforceable; and (i) the Roche Patent Rights are the only Patent Rights owned by Roche that Cover the Products.

14.3      Millendo Representations and Warranties

Millendo represents and warrants to Roche that, as of the Effective Date, it has never been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the

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event Millendo receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, Millendo shall immediately notify Roche in writing.

14.4      Limitations

Except as provided in Section 14.2, Roche makes no representation or warranty that all intellectual property rights necessary for Millendo to make, have made, use, sell, offer for sale and import the Compound or the Product in the Territory have been granted to Millendo under Article 2. Roche did not perform an exhaustive and final search for Third Party Patent Rights or an evaluation thereof for Compound and technologies relevant under this Agreement. Roche will not keep Millendo updated about further searches or analyses of Third Party Patent Rights nor will it keep Millendo updated about any further developments of any Third Party rights or steps taken or intended to be taken by Millendo with regard to such Third Party rights.

14.5      Disclaimer

Except as expressly set forth herein and elsewhere in this Agreement, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

15.  Indemnification

15.1      Roche indemnification

Roche shall indemnify, hold harmless and defend Millendo and Millendo’s Affiliates, its officers, directors, employees, consultants and agents (“Millendo Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Indemnified Losses”), to which any such Millendo Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of the breach by Roche of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, except to the extent such Indemnified Losses result from the negligence or willful misconduct of any Millendo Indemnitee or any item subject to indemnification by Millendo under Section 15.2.

15.2      Millendo indemnification

Millendo shall indemnify, hold harmless and defend Roche and Roche’s Affiliates, its officers, directors, employees, consultants and agents (“Roche Indemnitees”) from and against any and all Indemnified Losses, to which any such Roche Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Indemnified Losses arise out of (i) the breach by Millendo of any obligation, representation, warranty, covenant or agreement made by it under this Agreement, or (ii) the development, manufacture, use, handling, storage, sale or other disposition of the Compounds and/or any Products by Millendo or any of its Affiliates or Partners (including but not limited to (1) Product liability claims, (2) infringement of Third Party Patent Rights,  except to the extent such Indemnified Losses result from the negligence or willful misconduct of any Roche Indemnitee or any item subject to indemnification by Roche under Section 15.1).

15.3      Procedure

In the event Millendo Indemnitee or Roche Indemnitee (as the case may be) seeks indemnification under Section 15.1 or 15.2, it shall inform the other Party (the “Indemnifying Party”) of a claim

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as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim, provided that the Indemnifying Party shall not settle any such claim without the prior written consent of any affected Roche Indemnitee or Millendo Indemnitee (as the case may be), if such settlement contains any admission of fault of such Millendo Indemnitee or Roche Indemnitee (as the case may be).

16.  Liability

16.1      Disclaimer

THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. MILLENDO AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS.

16.2      Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT DAMAGES (INDIREKTE SCHÄDEN/ SCHÄDEN MIT LANGEM KAUSALZUSAMMENHANG), CONSEQUENTIAL DAMAGES (MANGELFOLGESCHÄDEN) INCLUDING LOST REVENUES OR PROFITS (ENTGANGENER GEWINN), IRRESPECTIVE OF THE LEGAL BASIS FOR SUCH CLAIMS. THIS LIMITATION OF LIABILITY SHALL NOT APPLY IN THE EVENT OF DAMAGES CAUSED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DAMAGING PARTY.

17.  Obligation Not to Disclose Confidential Information

17.1      Non-Use and Non-Disclosure

During the Agreement Term and for five (5) years thereafter, a Party receiving Confidential Information (“Receiving Party”)  of the other Party shall (i) treat such Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations under this Agreement.

17.2      Permitted Disclosure

Notwithstanding the obligation of non-use and non-disclosure set forth in Section 17.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, Patent Rights, publications, and certain commercial considerations.

17.3      Press Releases

Millendo may issue a press release announcing the existence and selected key non-financial terms of this Agreement, upon prior approval by Roche.

Millendo shall provide Roche with a copy of any draft press release related to the activities contemplated by this Agreement at least two (2) weeks prior to its intended publication for Roche’s review. Roche may provide Millendo with suggested modification to the draft press release. Millendo shall consider Roche’s suggestions prior to issuing its press release.

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Roche may issue press releases consistent with its internal policies.

Except as set forth above, neither Party shall make any public announcements concerning the material terms of this Agreement without the other Party’s prior written consent. If a Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within five  (5)  Business Days after receiving the press release for review. Neither Party is required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 17.3, provided such information remains accurate as of such time.

17.4      Publications

During the Agreement Term, Roche shall not publish or otherwise make any publication with respect to the Compounds or Products.  The following restrictions shall apply with respect to disclosure by Millendo of Confidential Information relating to the Compounds and Products in any publication or presentation:

Millendo shall provide Roche with a copy of any proposed publication or presentation at least thirty (30) days (or at least fifteen (15) days in the case of oral presentations) prior to submission for publication so as to provide Roche with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by Roche to Millendo in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if  Roche notifies (“Publishing Notice”)  Millendo in writing, within thirty (30) days after receipt of the copy of the proposed publication or presentation (or at least fifteen (15) days in the case of oral presentations), that such publication or presentation in its reasonable judgment contains an invention, solely or jointly conceived and/or reduced to practice by Roche, for which Roche reasonably desires to obtain patent protection, Millendo shall delay such publication for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than ninety (90) days from the date of the Publishing Notice.

17.5      Commercial Considerations

Nothing in this Agreement shall prevent Millendo or its Affiliates from disclosing Confidential Information of Roche to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Products in the Territory or in connection with the Handling of the Roche Patent Rights in the event such Handling has been assigned to Millendo, (ii) Third Parties acting on behalf of Millendo, to the extent reasonably necessary for the development, manufacture or sale of Products in the Territory, (iii) Third Parties to the extent reasonably necessary to market any Product in the Territory, (iv) Third Parties to the extent reasonably necessary in connection with a prospective or actual Partner Agreement, (v) Third Parties to the extent reasonably necessary to otherwise carry out its obligations or exercise its rights under this Agreement, (vi) in connection with a prospective or actual financing, investment in or Change of Control of Millendo, provided that any such disclosures are subject to confidentiality obligations at least as onerous as those set forth in this Agreement (other than with respect to the length of the term of such obligations) or (vii) OvaScience in connection with the IPO.

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The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations or applicable regulations of a stock exchange, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure particularly with regard to the financial terms of this Agreement and to ensure such disclosed Confidential Information is treated confidentially.

17.6      Prior Confidentiality Agreement.

As of the Effective Date, the terms of this Article 17 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

18.  Term and Termination

18.1      Commencement and Term

This Agreement shall commence on the Effective Date and continue for the Agreement Term.

18.2      Termination

18.2.1   Termination for Breach

A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach. The Breaching Party shall have a period of ninety (90) days after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 20.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate effective as of the expiration of the Peremptory Notice Period.

18.2.2   Termination for Insolvency Event

A Party shall have the right to terminate this Agreement in its entirety, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

18.2.3   Termination by Millendo without a Cause

Millendo shall have the right to terminate this Agreement at any time in its entirety or on a Product-by-Product basis upon three (3) months prior written notice before First Commercial Sale of the Product or upon seven (7) months prior written notice after the First Commercial Sale of the Product. The effective date of termination under this Section 18.2.3 shall be the date three (3)

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months (or seven (7) months as the case may be) after Millendo provides such written notice to Roche.

18.3      Consequences of Termination

18.3.1   Termination by Millendo for Breach by Roche or Roche Insolvency

Upon any termination by Millendo under Section 18.2.1 or 18.2.2, the rights and licenses granted by one Party to the other Party under this Agreement shall terminate in their entirety or on a Product-by-Product basis, as applicable, on the effective date of termination.

18.3.2   Termination by Millendo without Cause, Termination by Roche for Breach by Millendo or Millendo Insolvency

Upon any termination by Roche under Section 18.2.1 or 18.2.2 or by Millendo under Section 18.2.3, the rights and licenses granted by Roche to Millendo under this Agreement shall terminate in their entirety, or on a Product-by Product basis, as applicable, on the effective date of termination.

If Roche desires to continue development and/or commercialization of Product(s), Roche shall give a Continuation Election Notice to Millendo within thirty (30) days of receipt of Millendo’s notice of termination without cause or concurrently with its notice of termination. If Millendo receives such a timely Continuation Election Notice, and to the extent reasonably requested by Roche:

a)   After the date of notice of termination Millendo shall, to the extent Millendo has the right to do so, transfer to Roche all regulatory filings and approvals, all final pre-clinical, non-clinical and clinical study reports and clinical study protocols, trademarks, and all data, including clinical data, materials and information, in Millendo’s possession and control related to Product(s) necessary or reasonably useful for Roche to continue to develop and commercialize the Product(s), in each case subject to reimbursement by Roche of Millendo’s  reasonably incurred external cost.

b)   Millendo shall assign all clinical study agreements,  pre-clinical and non-clinical study agreements, CMC study agreements, free of charge; provided, that such agreements are solely related to Products and agreements that are not solely related to the Product to the extent permitted.

c)   Roche shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product(s); (ii) Third Parties acting on behalf of Roche, its Affiliates or licensees for the development, manufacture, or sale of Product(s), or (iii) Third Parties to the extent reasonably necessary to market Product(s).

d)   If the effective date of termination is prior to the First Commercial Sale of the first Product, Roche shall have  a fully-paid up, royalty-free, worldwide, non-exclusive, sublicensable, transferable license under the Millendo Patent Rights, Millendo Know-How and Millendo’s interest in the Joint Patent Rights (including any rights useful or necessary to allow Roche, its Affiliates or licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compounds and Products.

e)   If the effective date of termination is after the First Commercial Sale of the first Product, Roche shall have a worldwide, non-exclusive, sublicensable, transferable license under the Millendo Patent Rights,  Millendo Know-How and Millendo’s interest in the Joint Patent Rights (limited

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to any rights useful or necessary to allow Roche, its Affiliates or licensees to research, develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Compounds and Products). Roche shall pay to Millendo a royalty of [***] percent  ([***]%) for [***] years after the First Comercial Sale of the Product on a country-by-country basis, for example if the Product is transferred to Roche after [***] years following the First Commercial Sale of the Product in the US, then Roche shall pay to Millendo a royalty for the remaining [***] years.

18.4      Obligations Related to Ongoing Activities

If Roche provides timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, Millendo shall continue activities ongoing as of the date of notice of termination at its own expense.

After the effective date of termination, Millendo shall not have any obligation to perform and/or complete any activities or to make any payments for performing or completing any activities under this Agreement, except as expressly stated herein.

Notwithstanding the foregoing, in case of termination by Roche under Sections 18.2.1 or 18.2.2 or by Millendo under Section 18.2.3, upon the request of Roche, Millendo shall complete any studies related to the Product(s) that are being conducted under its IND for the Product(s) and are ongoing as of the effective date of termination; provided, however, that

(i)     both Millendo and Roche in their reasonable judgment have concluded that completing any such clinical studies does not present an unreasonable risk to patient safety;

(ii)    Roche agrees to reimburse Millendo for all of its development costs that arise after the effective date of termination in completing such studies.

18.5      Obligations Related to Manufacturing

a)    Clinical Supplies

In the case of termination by Roche according to Sections 18.2.1 or 18.2.2 or by Millendo under Section 18.2.3, if Roche elects to develop the Product(s), upon the request of Roche, Millendo shall transfer all existing and available clinical material to Roche and Roche shall reimburse Millendo for this material at Millendo’s fully burdened manufacturing cost, plus [***] percent ([***]%), provided however that Millendo shall procure the supply for the ongoing study(ies) until the transfer of the respective study and/or supply has been completed. Millendo shall, subject to reimbursement by Roche of its reasonably incurred external costs , use Commercially Reasonable Efforts to transfer the manufacturing and supply processes and technologies to Roche or a Third Party defined by Roche as soon as possible after the effective date of termination and provide Roche corresponding support until such processes and technologies have been fully established at Roche or at the Third Party defined by Roche.

b)    Commercial Supplies

In the case of termination by Roche according to Sections 18.2.1 or 18.2.2 or by Millendo under Section 18.2.3, if a Product is marketed or filed in any country of Territory on the date of the notice of termination of this Agreement, upon the request of Roche, Millendo shall manufacture and supply such Product to Roche for a period that shall not exceed twenty-four (24) months from the effective date of the termination of this Agreement and Roche shall reimburse Millendo for this material at Millendo’s fully burdened manufacturing cost, plus [***] percent ([***]%).  Millendo shall, subject to reimbursement by Roche of its reasonably incurred external costs, use Commercially Reasonable Efforts to transfer the manufacturing and supply processes and technologies to Roche or a Third Party defined by Roche as soon as possible after the effective date of termination and provide Roche corresponding support until such

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processes and technologies have been fully established at Roche or at the Third Party defined by Roche (but in no event longer than a period of twenty-four (24) months).

18.6      Ancillary Agreements

Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements (to the extent there are any) related hereto.

18.7      Direct License

Irrespective of anything to the contrary in this Agreement, any existing, permitted sublicense granted to a  Sublicensee shall, upon the written request of Millendo and Sublicensee within thirty (30) days following the effective date of termination, remain in full force and effect until one hundred and twenty (120) days from the effective date of termination of this Agreement (“Transition Period”), provided that (i) such Sublicensee is not then in breach of its sublicense agreement, and in the case of termination by Roche for breach by Millendo, that such Sublicensee did not cause the breach that gave rise to the termination by Roche. During such Transition Period, Roche shall cooperate with such Sublicensee to enter into a direct license agreement, whereby such Sublicensee agrees in writing to be bound to Roche under the same terms and conditions of this Agreement.  Notwithstanding the foregoing, any sublicense granted by Millendo under Section 2.2 of this Agreement to its Affiliates shall terminate upon effective date of the termination of this Agreement.

18.8      Royalty and Payment Obligations

Termination of this Agreement by a Party, for any reason, shall not release Millendo from any obligation to pay royalties, share of Net proceeds or make any other payments to Roche that are due and payable or accrued prior to the effective date of termination.

18.9      Survival

Section 15 (Indemnification), Section 17 (Obligation Not to Disclose Confidential Information), Section 18 (Term and Termination) and Sections 13.1 (Ownership of Inventions and Know-How),  20.1 (Governing Law),  20.3 (Arbitration) shall survive any expiration or termination of this Agreement for any reason.

19.  Bankruptcy

All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by Roche to Millendo are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Millendo elects to terminate this Agreement, the Parties agree that Millendo, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

20.  Miscellaneous

20.1      Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention)  (“Governing Law”).

20.2      Disputes

Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be, by written notice referred to the respective executive officers

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of the Parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

For Millendo:	CEO
For Roche:	Head of Roche Partnering

20.3      Arbitration

Should the Parties fail to agree within two (2) months after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the World Intellectual Property Organization (WIPO) in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be Basel, Switzerland.  The language to be used shall be English.

20.4      Arbitrators

Each Party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the request for arbitration within thirty (30) days of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within thirty (30) days of being requested to do so, the other Party shall request the WIPO arbitration center to make such appointment.

The arbitrators nominated by the Parties shall, within thirty (30) days from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the thirty (30) day time limit, either Party shall be free to request the WIPO arbitration center to appoint the third arbitrator.

Where there is more than one claimant and/or more than one respondent, the multiple claimants or respondents shall jointly appoint one arbitrator.

Any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this clause.

The arbitrators shall, in rendering any decision hereunder, apply the Governing Law set forth in Section 20.1. The Parties have agreed that English Rules of Evidence, and in particular common law discovery or disclosure, shall not apply to any arbitration under this clause. A request to produce documents by the Parties shall be considered by the Arbitral Tribunal according to Article 3 of the IBA (International Bar Association) Rules of Evidence.

The language of the arbitration shall be English. Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with an English translation.

20.5      Decisions; Timing of Decisions

The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law with the reason therefor stated, within no later than six (6) months from the date on which the arbitrators were appointed to the dispute.  A transcript of the evidence adduced at the arbitration hearing shall be made and, upon request, shall be made available to each Party.

The time periods set forth in the WIPO Arbitration Rules shall be followed; provided however that the arbitrators may modify such time periods as reasonably necessary to render a written opinion in accordance with this Section 20.3.

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The arbitrators are empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief.

This arbitration agreement does not preclude either Party seeking conservatory or interim measures from any court of competent jurisdiction including, without limitation, the courts having jurisdiction by reason of either Party’s domicile. Conservatory or interim measures sought by either Party in any one or more jurisdictions shall not preclude the Arbitral Tribunal granting conservatory or interim measures. Conservatory or interim measures sought by either Party before the Arbitral Tribunal shall not preclude any court of competent jurisdiction granting conservatory or interim measures.

In the event that any issue shall arise which is not clearly provided for in this Section 20.5, the matter shall be resolved in accordance with the WIPO Arbitration Rules.

Any arbitration proceeding hereunder shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

Notwithstanding anything to the contrary in this Agreement, any and all issues regarding a breach or alleged breach of a Party’s obligations under Article 17 (Obligation Not to Disclose Confidential Information) shall be determined in a court of competent jurisdiction under the Governing Law set forth in Section 20.1.

20.6      Insurance

Millendo shall purchase and maintain throughout the Agreement Term insurance or indemnity protection that is consistent with industry standards. This shall include, but not be limited to broad form commercial general liability insurance (including product liability). The limit of liability for such coverage shall be no less than US Dollars [***] (US$ [***]) per claim/occurrence in the aggregate. Millendo shall also maintain workers’ compensation insurance. Millendo shall provide Roche with written evidence of such insurances after the Effective Date and thereafter on yearly basis.

20.7      Assignment

Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or, however, subject to the terms and conditions of this Agreement, in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets of the Party seeking to assign, in which case such Party in its sole discretion may assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

20.8      Independent Contractor

No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Millendo legal relationship to Roche under this Agreement shall be that of independent contractor.

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20.9      Unenforceable Provisions and Severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

20.10    Waiver

The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

20.11    Appendices

All Appendices to this Agreement shall form an integral part to this Agreement.

20.12    Amendments

No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

20.13    Invoices

All invoices that are required or permitted hereunder shall be in writing and sent by Roche to Millendo at the following e-mail address or other address as Millendo may later provide:

accounting@millendo.com

20.14    Notice

All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Millendo, to:	Millendo Therapeutics, Inc. 301 N Main St. #100 Ann Arbor, MI 48104 Attn: General Counsel Facsimile No.: +1 734-332-6198

if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department Facsimile No.: +41 61 688 13 96

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and:	Hoffmann-La Roche Inc. 150 Clove Road, Suite 8 Little Falls New Jersey 07424, U.S.A. Attn. Corporate Secretary Facsimile No.: +1 973 890 8433

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Millendo Therapeutics, Inc.

/s/ Julia Owens

Name: Julia Owens	Name:

Title: President & CEO	Title:

F. Hoffmann-La Roche Ltd

/s/ Vikas Kabra	/s/ Barbara Schroeder

Name: Vikas Kabra	Name: Barbara Schroeder

Title: Head of Transaction Excellence	Title: Legal Counsel

Hoffmann-La Roche Inc.

/s/ John P. Parise

Name: John P. Parise

Title: Authorized Signatory

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Appendix 1.12

Chemical Structure of [***]

[***]

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Appendix 1.55

Roche Patent Rights

[***]

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Appendix 5.2

Initial Development Plan

Stage 1 – Compound Characterization

•	Assessment of active enantiomer and confirmation of in vitro and in vivo activities
•	Early synthesis and manufacturing activities
•	Molecular pharmacology assessments against NK1, NK2, and NK3
•	In vivo study(ies) to assess pharmacodynamics related to modulation of HPG signaling

Stage 2 -  Investigational New Drug (IND) application enabling studies

•	Initial assessment of metabolite coverage in nonclinical species and humans
•	28-day toxicology in rodent species
•	28-day toxicology in non-rodent species
•	Safety pharmacology profiling
•	Initial PK-ADME and pharmacology assessments
•	Other required studies to support IND

Stage 3 - Initial Development

•	Phase 1 single ascending dose (SAD): Healthy volunteers
•	Phase 1 multiple ascending dose (MAD) program: Healthy female volunteers experiencing vasomotor symptoms (VMS)
•	Pharmacokinetics and pharmacodynamics of [***]
•	Safety and tolerability as measured by vital signs and adverse events
•	Frequency of vasomotor symptoms

Stage 4 – Full Clinical Development

•	Phase 2 dose-ranging, parallel group, placebo-controlled study(ies) in post-menopausal women with VMS

Stage 5 – Pivotal studies in support of NDA

Two Phase 3 parallel group, placebo-controlled studies in post-menopausal women with VMS, including one-year safety extensions

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